EXHIBIT (a)(1)(xi)

CONSENT AGREEMENT TO TAX RULING FOR ELIGIBLE EMPLOYEES SUBJECT TO TAX IN ISRAEL

_____________ __, 2009

To:

Mr. Raz Itzkovitz, CPA (Jurist)

National Supervisor (Capital Market)

125 Menahem Begin Rd.

Tel Aviv – Yaffo

Dear Sir,

Re: Employees Consent - Electronics for Imaging Inc.

Ruling by Agreement Dated ________ __, 2009

Further to the tax ruling issued to Electronics for Imaging Inc. (the “Company”) on _______ __, 2009, regarding the exchange of options for Restricted Stock Units (the “Ruling”), I, the undersigned, ID number_______________ hereby confirm, I have read and understood the Ruling attached hereto, and am obligated to implement and execute the Ruling precisely as written without any objections and/or reservations.

Respectfully,

Name: _____________________

Signature: _________________